EXHIBIT 3(i).3

           Articles of Amendment to the Certification of Incorporation
            of MACC Private Equities Inc., as filed with the Delaware
                      Secretary of State on August 3, 2004

                              ARTICLES OF AMENDMENT
                                     TO THE
                          CERTIFICATE OF INCORPORATION

     Pursuant to the provisions of the General Corporation Law of Delaware,  the undersigned  Corporation  adopts the  following  Articles  of  Amendment  to its
Certificate of Incorporation:

FIRST:    The name of the Corporation is MACC Private Equities Inc.

SECOND:   The following amendment to the Certificate of Incorporation contained in the following resolution was adopted by the shareholders of the
          Corporation as of February 24, 2004, in the manner prescribed by the
          General Corporation Law of Delaware:

               RESOLVED, that the Corporation's Certificate of Incorporation be, and hereby is, amended by deleting the current "ARTICLE V" thereof, and substituting the following:

                                    ARTICLE V
                                AUTHORIZED SHARES

               The total number of shares of stock of all classes which the
          Corporation shall have authority to issue is ten million (10,000,000)
          shares of a single class of voting common stock and the par value of each such share is One Cent ($.01) amounting in the aggregate to One
          Hundred Thousand Dollars ($100,000.00).

THIRD:    Consent to the foregoing amendment has been given by a majority of the board of directors and by the holders of a majority of the shares entitled to vote on such amendment.

FOURTH:   There is no exchange, reclassification or cancellation of issued shares provided for in this amendment.

FIFTH:    A change has been made in the amount of stated capital. The number of authorized shares of common stock has, by virtue of this amendment, been increased by six million (6,000,000). The par value of each share of common stock has remained the same. The amount of stated capital as changed by such amendment has thereby been increased from $40,000.00 to $100,000.00.

          DATED as of this 24th day of February, 2004.

                                       MACC Private Equities Inc.
                                       a Delaware Corporation

                                       By:   /s/ Kent I. Madsen
                                          --------------------------------------
                                             Kent I. Madsen, President

ATTEST:

/s/ Kent I. Madsen
--------------------------------------
Kent I. Madsen, Secretary